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Exhibit 10.49

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

WOLF A340 LLC

a Delaware limited liability company

Dated as of December 8, 2005

EXECUTION VERSION

ARTICLE VII
MEMBERS MEETINGS; VOTING REQUIREMENTS		14
Section 7.1	Meetings of Members.	14
Section 7.2	Consent of Members.	14
Section 7.3	Voting.	15
	7.3.1 Voting.	15
	7.3.2 Actions Requiring Unanimous Approval.	15
	7.3.3 Authority of Manager.	16
ARTICLE VIII
LIABILITY AND INDEMNIFICATION		17
Section 8.1	Limitation of Liability.	17
Section 8.2	Indemnification.	17
Section 8.3	Expenses.	18
Section 8.4	Not Exclusive.	18
Section 8.5	Insurance.	18
ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF MEMBERS		18
Section 9.1	Representations and Warranties of Members.	18
	9.1.1 Organization, Etc.	18
	9.1.2 Corporate Authorization.	18
	9.1.3 No Violation.	18
	9.1.4 Approvals.	19
	9.1.5 Valid and Binding Agreement.	19
	9.1.6 Investment.	19
	9.1.7 ERISA.	19
	9.1.8 Litigation.	19
	9.1.9 Securities Laws.	19
	9.1.10 Broker's Fees.	19
ARTICLE X
TRANSFER OF MEMBERSHIP INTERESTS		19
Section 10.1	Assignment.	19
Section 10.2	Limitations on Assignment.	20
Section 10.3	New Members.	21
Section 10.4	No Pre-Emptive Rights.	21
Section 10.5	Withdrawal and Resignation; Return of Capital Contribution.	21
ARTICLE XI
DISSOLUTION AND TERMINATION		21
Section 11.1	Dissolution.	21
Section 11.2	Winding up and Distribution of Assets.	21
	11.2.1 Winding Up.	21
	11.2.2 Provision for Claims.	21
	11.2.3 Distribution of Assets.	22
	11.2.4 Distribution in Kind.	22
Section 11.3	Claims of the Members.	23

ii

SCHEDULE I	MEMBERS
SCHEDULE II	AIRCRAFT ASSETS
SCHEDULE III	ADMINISTRATIVE DUTIES
SCHEDULE IV	APPROVED ANNUAL BUDGET

iii

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT
OF
WOLF A340 LLC

        THIS LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of December 8, 2005, between OASIS INTERNATIONAL LEASING (USA), INC., a Washington corporation ("Oasis"), and WILLIS LEASE FINANCE CORPORATION, a Delaware corporation ("Willis"), as the Initial Members. Certain capitalized terms are defined in Section 1.1 hereof.

        WHEREAS, the Company was formed on December 8, 2005 as a limited liability company under the Act as described below; and

        WHEREAS, the Initial Members desire to enter into and constitute this Agreement as the limited liability company agreement of the Company.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Members hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Defined Terms.    For purposes of this Agreement, certain tax-related terms have the meanings specified in Annex T, and the following terms shall have the following meanings:

        "Act" means the Delaware Limited Liability Company Act, Delaware Code Title 6, Sections 18.101 et seq, and any successor statute, as it may be amended from time to time.

        "Additional Capital Contribution" means any additional contribution of capital made by or on behalf of the Members pursuant to Section 3.2 hereof.

        "Affiliate" means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, member or partner of such Person, or (iii) a Person who is an officer, director, member, partner or holder of fifty percent (50%) or more of any of the voting interests of any Person described in clauses (i) and (ii) of this sentence, or (iv) any family relative of a Member or Manager. For purposes of this definition, "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise and "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Agreed Value" means, with respect to the Company Property, its fair market value, as agreed by the Members, but in the case of any property encumbered by non-recourse indebtedness encumbering any such property, not less than the amount of such non-recourse indebtedness.

        "Agreement" means this Limited Liability Company Agreement, as it may be amended from time to time in accordance with the provisions of this Agreement and the Act.

        "Aircraft" means the two Airbus A340-313 aircraft, including the related Engines, that are described on Schedule II hereto.

        "Arbitration Proceeding" means an arbitration proceeding pursuant to Section 13.14.

        "Business Day" means each day on which banks are authorized to do business in New York, New York, Seattle, Washington and Sausalito, California, and for purposes of determining LIBOR, London, England.

        "Capital Contribution" means the total amount of cash and the Fair Market Value of property (other than cash) contributed to the Company, by a Member, in each case to the extent made in accordance with Article III or otherwise approved as an Initial Capital Contribution or an Additional Capital Contribution by the Members.

        "Company" has the meaning provided in Section 2.1 of this Agreement.

        "Company Dispute" means any disagreement, dispute, controversy or claim among the Manager, the Company, the Members or any of them arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, including any dispute as to whether or not a Manager Removal Condition has occurred or been cured.

        "Company Property" means any property owned by the Company.

        "Deadlock" has the meaning provided in Section 7.4(a) of this Agreement.

        "Default Rate" means, for any Reference Period, LIBOR for such Reference Period plus 5.0% per annum.

        "Dollars" or "$" means the lawful currency of the United States of America.

        "Engine" means each engine that is listed on Schedule II hereto as installed on one of the Aircraft, and any replacements thereof made in accordance with the Lease relating to such Aircraft.

        "Fair Market Value" means, with respect to an Aircraft, the fair market sales value in Dollars for such Aircraft that would apply in an arm's-length transaction between an informed and willing buyer under no compulsion to buy, and an informed and willing seller under no compulsion to sell, such Aircraft, in an all-cash transaction that would close on or about the relevant time of determination, based on the actual maintenance status of the Aircraft.

        "Initial Capital Contribution" means the Capital Contribution to be made by each of the members as provided in Section 3.1 hereof.

        "Initial Members" means the Members listed in the first paragraph of this Agreement.

        "Interest" means the entire interest of a Member in the capital, profits and distributions of the Company, including any and all rights and benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

        "Investment Company Act" means the Investment Company Act of 1940, as amended.

        "Lease" means, in the case of each Aircraft, the lease of such Aircraft to the Lessee described in Schedule II.

        "Lease Event of Default" means, in the case of an Aircraft, an event of default under the Lease of such Aircraft, as defined in the Lease and the other Operative Documents relating to such Aircraft.

        "Lender" means HSH Nordbank AG, and its successors and permitted assigns.

        "Lessee" means Emirates, a Dubai decree corporation.

        "LIBOR" means, in relation to any period for which a Default Rate is to be determined (a "reference period"), the rate which is quoted as of 11:00 a.m. (London time) on the Quotation Date in relation to such reference period on page "3750" on the Telerate Monitor (or such other page or service as may replace it for the purpose of displaying London inter-bank Dollar offered rates of leading reference banks) as being the interest rate offered in the inter-bank market for Dollar deposits of a comparable amount to the amount in question for the same or as close as possible to the relevant reference period; provided, that if the offered rate so appearing is replaced by the corresponding rates of more than one bank, the rate shall be the arithmetic mean (rounded up, if necessary, to four (4) decimal places) of the respective rates so appearing; and if no, or only one, such offered quotation appears, the rate shall be the relevant arithmetic mean (rounded as mentioned above) of the respective rates (as quoted to the Non-Defaulting Member at its request) at which each Reference Bank is offering Dollar deposits for the relevant reference period to prime banks in the inter-bank market at or about 11:00 a.m. (London time) on the Quotation Date in relation to such reference period; or if the Non-Defaulting Member notifies the Defaulting Member that, due to circumstances affecting the London inter-bank market generally, deposits in Dollars are not in the ordinary course of business available in the London inter-bank market for a period similar to the reference period, the Non-Defaulting Member will inform the Defaulting Member of the rate in place of LIBOR that the Non-Defaulting Member is able to obtain in the international markets and which, in the reasonable opinion of the Non-Defaulting Member, most closely equates to LIBOR. While the circumstances affecting the London inter-bank market persist, that alternative rate will apply as LIBOR for all purposes of this Agreement. The "Quotation Date" for any Reference Period is the second Business Day before the first Business Day in such Reference Period, provided that the Quotation Date for the first Reference Period of any loan made by the Non-Defaulting Member to the Defaulting Member pursuant to Section 3.2(c) shall be the date on which such loan is made.

        "Loan" means the loan made to the Company by the Lender pursuant to the Loan Agreement.

        "Loan Agreement" means the loan agreement to be negotiated and entered into between the Company and the Lender, providing for the Lender to make the Loan to the Company, in an amount and on terms and conditions approved by all of the Members.

        "Majority Interest" means more than 50% of all Membership Interests.

        "Manager" means Oasis and any successor acting as manager of the Company from time to time in accordance with Article VI.

        "Manager Removal Condition" means the occurrence of any of the following:

            (i)  the Manager's gross negligence, willful misconduct or fraud in connection with the performance of its duties under this Agreement;

           (ii)  a public announcement by Oasis, so long as it is the Manager, that it intends to withdraw from the aircraft financing business or, if any other Person is Manager, a public announcement that such other Person intends to withdraw from the aircraft leasing business, the aircraft engine leasing business or the aircraft financing business, as applicable;

          (iii)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking relief in respect of the Manager, or of a substantial part of the property or assets of the Manager, under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other U.S. Federal or state or foreign bankruptcy, insolvency, receivership or similar law, and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered or the Manager shall go into liquidation, suffer a receiver or mortgagee to take possession of all or substantially all of its assets or have an examiner appointed over it or if a petition or proceeding is presented for any of the foregoing and not discharged within 90 days; or

          (iv)  the Manager shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other U.S. Federal or state or foreign bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest the filing of, any petition described in clause (iv) above, (C) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (D) make a general assignment for the benefit of its creditors;.

        "Member" shall mean any Person executing this Agreement as of the date of this Agreement as a member or subsequently admitted to the Company as a member as provided in this Agreement, but does not include any Person who has ceased to be a member in the Company.

        "Membership Interest" means the percentage interest in the Company of a Member as set forth opposite such Member's name on Schedule I attached hereto as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

        "Mortgage" means the security interest of the Lender in the Aircraft and the Leases of the Aircraft securing the repayment of the Loan.

        "Net Cash Flow" means for any period the amount, computed on a cash basis, equal to: (a) the sum of (i) gross receipts from business operations, all investment income and investment gain of the Company and all other cash received by the Company, excluding all Maintenance Reserves, Security Amounts, Capital Contributions and proceeds of any loans to the Company, including the Loan, and (ii) any amounts released from Reserves; minus (b) the sum of (i) disbursements of the Company for Operating Expenses, fees and other expenses, (ii) payments of principal and interest due under the Loan Agreement and (iii) any increase in Reserves, provided, that the foregoing definition of Net Cash Flow is subject to the obligation of the Members to make an Additional Capital Contribution as provided in Section 3.2 with respect to reimbursements or other payments due under the Leases and as otherwise provided in Section 3.2.

        "Oasis" has the meaning provided in the first paragraph of this Agreement.

        "Operating Expenses" means any and all expenses incurred by the Company in the ordinary course of its business, including all expenses of the Manager that are reimbursed pursuant to Section 6.3(b) hereof.

        "Operative Documents" means, in respect of each Aircraft, the Lease of such Aircraft and the other agreements and documents identified as "Operative Documents" in such Lease.

        "Organizational Documents" means, with respect to any Person other than an individual, the articles of incorporation or similar constitutional document and the by-laws or other document governing the organization and operation of such Person,.

        "Permitted Institution" means any bank, trust company, insurance company, financial institution or corporation, in each case with a combined capital and surplus or shareholders' equity of at least $25,000,000.

        "Person" means any individual, corporation, partnership, association, limited liability company, trust, estate or other enterprise or entity.

        "Remarketing Expenses" means any and all expenses incurred by the Company in connection with the remarketing of an Aircraft for lease or sale.

        "Reserves" means the reserves established pursuant to Section 6.4 hereof.

        "Secretary" means the Secretary of State of Delaware.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Security Amounts" means all amounts received by the Company as security for the obligations of the Lessee pursuant to the Lease of each Aircraft.

        "Subsidiary" means any Person in which the Company owns a majority or other controlling interest.

        "Termination Event" means any of the following events: (a) the sale, transfer or other disposition of the Aircraft and the receipt and distribution of all the proceeds therefrom; (b) the expiry of the Leases of the Aircraft; (c) the failure of a Defaulting Member to contribute its Proportional Interest in the circumstances and as of the date described in Section 3.2(d) hereof, or (d) the failure to resolve a Deadlock within the applicable period as provided in Section 7.4(b).

        "Transfer" means any voluntary or involuntary transfer, sale, pledge, hypothecation or other disposition or encumbrance.

        "Willis" has the meaning provided in the first paragraph of this Agreement.

        Section 1.2    Interpretation.    Accounting terms used but not otherwise defined herein shall have the meanings given to them under generally accepted accounting principles in effect from time to time in the United States. As used in this Agreement (including exhibits schedules and amendments), the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires. Any agreement, instrument or document, or any annex, schedule or exhibit thereto, or any other part thereof, includes that agreement, instrument or document, or annex, schedule or exhibit, or part, respectively, as amended, modified or supplemented from time to time in accordance with its terms, and any agreement, instrument or document entered into in substitution or replacement therefor. Any provision of any law includes any such provision as amended, modified, supplemented, substituted, reissued or reenacted from time to time. References to any Person shall include its successors and permitted assignees. References to Sections and Articles refer to sections and articles of this Agreement, unless the context requires otherwise. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import refer to this Agreement, unless the context requires otherwise. The words "include," "includes" and "including" shall be deemed, as applicable, to be followed by the phrase "without limitation." The captions and section headings contained herein are for convenience only and shall in no way control, define, limit, extend, or otherwise affect the intent, meaning or construction of this Agreement or any provision hereof.

ARTICLE II

FORMATION AND GENERAL PROVISIONS

        Section 2.1    Formation of Limited Liability Company.    The Members hereby agree to the formation pursuant to the Act of the limited liability company contemplated by this Agreement (the "Company") and for that purpose have caused a Certificate of Formation (the "Certificate") to be executed by an authorized person and filed with the Secretary on December [    ], 2005. The rights and duties of the Members shall be as provided in the Act, except as modified by this Agreement in accordance with the Act.

        Section 2.2    Name.    The name of the Company shall be "WOLF A340 LLC", and all business of the Company shall be conducted under that name or under any other name as the Members may determine from time to time; provided, however, that the words "Limited Liability Company" or the initials "L.L.C." or the designation "LLC" shall be included in the name where necessary.

        Section 2.3    Business of the Company.    (a) The purpose of the Company is to engage exclusively in the following business and financial activities:

            (i)  to acquire the Aircraft pursuant to a purchase agreement with the current owner of the Aircraft on terms approved by the Members and to own and lease each Aircraft to the Lessee pursuant to the existing Lease of such Aircraft, as novated to the Company, and the other Operative Documents relating to such Aircraft;

           (ii)  to fund the acquisition of the Aircraft with the Loan from the Lender under the Loan Agreement, on terms approved by the Members, and with the Capital Contributions of the Members, as provided in this Agreement;

          (iii)  to execute, deliver, perform and exercise all rights, powers, privileges and remedies of the Lessor under the Leases and the other Operative Documents relating to each Aircraft;

          (iv)  to own, hold, sell, assign, pledge, release, finance, refinance and otherwise deal with its right, title and interest in each Aircraft and the related Lease and Operative Documents and any proceeds or further rights associated with any of the foregoing, but only to the extent such activity is approved in accordance with this Agreement or any other agreement between the Members from time to time

           (v)  to establish and maintain deposit accounts and other similar accounts;

          (vi)  to manage and invest any cash capital contributions, other monies and/or any other assets received by the Company; and

         (vii)  to engage in any lawful act or activity and to exercise such powers permitted to limited liability companies organized under the laws of the State of Delaware that are incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

        (b)   The Company shall be limited to the scope and purposes set forth in this Section 2.3 and nothing in this Agreement shall, by implication or otherwise, be construed to extend the scope and purposes of the Company beyond such scope and purposes.

        (c)   The Company shall not employ or maintain any employees other than as required by any provisions of local law; provided that the Members and the Manager shall not be deemed to be employees for purposes of this Section 2.03(c).

        (d)   Other than the Loan or other liabilities associated with the Operative Documents, the Company shall not incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of indebtedness, contingently or otherwise and whether present or future. The Interests of any Member shall not constitute indebtedness.

        Section 2.4    Term.    The term of the Company shall begin upon the filing of the Certificate with the Secretary and shall continue until the earlier of (a) December 31, 2040 or (b) the date as of which the Company is dissolved in accordance with this Agreement.

        Section 2.5    Principal Place of Business.    The principal executive office of the Company shall be located at 2320 Marinship Way, Suite 300, Sausalito, California 94965. The Manager may, from time to time, change the principal place of business of the Company and/or establish additional places of business of the Company.

        Section 2.6    Registered Agent; Registered Office.    (a) The Members hereby designate each of Soo Jin Kim and William C. Bowers as "authorized persons," within the meaning of Section 18-201 of the Act, for purposes of filing the Certificate in the office of the Secretary and authorize, direct and ratify the execution, delivery and filing of the Certificate with the Secretary. The Members shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company under the laws of the State of Delaware. The Members shall cause amendments to the Certificate to be filed whenever required by the Act.

        (b)   The Members shall execute and file such forms or certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company under the laws of any other states or jurisdictions in which the Company engages in business.

        (c)   The registered agent of the Company is The Corporation Trust Company, and the registered address of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Members may change the registered agent and appoint a successor registered agent.

        Section 2.7    Separateness Covenants.    The Company shall at all times:

          (a)   maintain books and records separate from any other Person at its principal office which show a true and accurate record in United States dollars of all business transactions arising out of and in connection with the conduct of the Company and the operation of its business in sufficient detail to allow preparation of tax returns required to be prepared and the maintenance of Capital Accounts;

          (b)   not commingle its assets with those of any other Person, including any Member;

          (c)   conduct its affairs in its own name;

          (d)   pay its liabilities out of its own funds;

          (e)   observe all organizational formalities, including holding appropriate meetings, required by the Act or this Agreement;

          (f)    except for any dealings between the Company and the Manager or its Members and Affiliates pursuant to this Agreement, maintain an "arm's-length relationship" with the Manager and all of its Affiliates and the Members;

          (g)   not guarantee or become obligated for the debts of any Person other than the Company or a Subsidiary or hold out its credit as being available to satisfy the obligations of others;

          (h)   use its own stationery, invoices and checks;

          (i)    not pledge its assets for the benefit of any Person other than the Company or a Subsidiary;

          (j)    hold itself out as a separate entity;

          (k)   not engage in any merger, consolidation or combination transaction with any Person; and

          (l)    not incur indebtedness other than the Loan under the Loan Agreement and the obligations of the Company to the Lessee under the Leases and the other Operative Documents.

        Section 2.8    Conflict of Interest.    No Member shall be required to act hereunder as its sole and exclusive business activity and any Member may have other business interests and engage in other activities in addition to those relating to the Company, even if competitive with the Company. A Member may transact business with the Company and, subject to applicable laws, has the same rights and obligations with respect thereto as any other Person. No transaction between a Member and the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if it is expressly authorized by this Agreement or if all the Members unanimously authorize, approve or ratify the transaction in accordance with Section 7.3.2.

        Section 2.9    Tax Status.    The Members intend, solely for federal income tax purposes and, to the extent applicable, state and local income tax purposes, that the Company be treated as a partnership (and not an association taxable as a corporation) pursuant to Treasury Regulations Section 301.7701-3. The Members shall file, if required, Form 8832 with the Service to effectuate such classification. The Members do not intend to create a partnership for non-tax purposes.

ARTICLE III

CAPITAL CONTRIBUTIONS

        Section 3.1    Initial Capital Contributions.    Each Member shall make an Initial Capital Contribution equal to the sum of (xx) the amount set forth opposite such Member's name on Schedule I attached hereto and (y) an additional amount for each Member in an amount to be agreed by all of the Members upon their approval of the Loan Agreement and the terms and conditions of the acquisition of the Aircraft. The portion of the Initial Capital Contribution described in clause (x) of the preceding sentence shall be made on the date hereof, and the portion described in clause (y) shall be made on such date as all of the Members shall agree. Each Member shall receive the Membership Interest set forth opposite such Member's name on such Schedule, which Membership Interest shall be adjusted in Schedule I from time to time to reflect properly the admission of new Members or any other event having an effect on a Member's Membership Interest.

        Section 3.2    Additional Capital Contributions.    (a) Except as provided in this Section 3.2, no Member shall be obligated to make any contribution of capital or assets, other than its Initial Capital Contribution pursuant to Section 3.1 above, to the Company. Subject to satisfaction of the conditions set forth in Section 3.2(b) for each specified type of Additional Capital Contribution, the Manager may request that the Members contribute an Additional Capital Contribution in the amount specified in Section 3.2(b) for each type of Additional Capital Contribution. The Manager, upon determining that the conditions specified for an Additional Capital Contribution have been satisfied, shall deliver written notice to each Member, which notice shall (i) certify that the applicable conditions for an Additional Capital Contribution have been met and (ii) indicate such Member's share of such Additional Capital Contribution (the "Proportional Amount"), which, except in the case of an Additional Capital Contribution described in Section 3.2(b)(vi), shall be equal to the product of the relevant Additional Capital Contribution multiplied by such Member's Membership Interest. The Additional Capital Contribution described in Section 3.2(b)(vi) shall be in the amount required by Section 11.2(c)(iii) and shall be made only by the Member specified in that section. Each Member shall have five (5) Business Days from the date of its receipt of such notice to pay its Additional Capital Contribution to the Company.

        (b)   The obligation of the Members to make each of the following types of Additional Capital Contributions shall be subject to the specified conditions for each type of Additional Capital Contribution having been satisfied:

            (i)  Redelivery Payments. An Additional Capital Contribution by the Members to fund the payments to the Lessee that may be required upon redelivery of each Aircraft in accordance with the terms of the applicable Lease shall be required upon the good faith determination of the Manager that such payments and the amount thereof are required under the applicable Lease and that the Reserves are not sufficient to fund such payments.

           (ii)  Operating and Remarketing Expenses. An Additional Capital Contribution by the Members to fund any Operating Expense or Remarketing Expense that has been approved by the Members shall be required upon the good faith determination of the Manager that funds available in the Reserves are not sufficient to fund such Operating Expense or Remarketing Expense and the Manager's notification to the Members as to the amount of the Additional Capital Contribution needed to fund the shortfall in the Reserves.

          (iii)  Sale Expenses. An Additional Capital Contribution by the Members to fund any expense associated with the sale, exchange or other disposition of an Aircraft (other than Remarketing Expenses) that has been approved by the Members shall be required upon the good faith determination of the Manager that funds available in the Reserves are not sufficient to fund such expense and the Manager's notification to the Members as to the amount of the Additional Capital Contribution needed to fund the shortfall in the Reserves.

          (iv)  Lessor Expenses. An Additional Capital Contribution by the Members to fund the payment of any obligations of the Company as lessor of the Aircraft to the Lessee that are not described in clause (i), upon the good faith determination of the Manager, after consultation with the Members, that the payment of such obligation is required under the applicable Lease and the amount thereof and that the Reserves are not sufficient to fund such reimbursement and the Manager's notification to the Members as to the amount of the Additional Capital Contribution needed to fund the shortfall in the Reserves.

           (v)  Liquidation Expenses. An Additional Capital Contribution by the Members to fund the payment of and provision for the obligations of the Company upon a liquidation of the Company, upon the good faith determination of the Manager, after consultation with the Members, that the payment of and/or the provision for such obligations and the amount needed therefor are required in connection with such liquidation and that the Reserves are not sufficient to fund such payment and provision and the Manager's notification to the Members as to the amount of the Additional Capital Contribution needed to fund the shortfall in the Reserves.

          (vi)  Aircraft Distribution. An Additional Capital Contribution in the amount required by Section 11.2(c)(iii) by the specified Member in connection with the distribution of the Aircraft to the Members upon a dissolution of the Company.

         (vii)  Other Expenditures. An Additional Capital Contribution by the Members to fund any expenditure not described in clauses (i) through (vi) of this Section 3.2(b) shall be required only upon the approval of all the Members in accordance with Section 7.3 hereof.

        (c)   If a Member (the "Defaulting Member") fails to contribute its relevant Proportional Amount of an Additional Capital Contribution (each a "Defaulted Amount") in accordance with this Section 3.2, the remaining Member (the "Non-Defaulting Member") may, but shall not be obligated to, within ten (10) Business Days of notice from the Manager that the Defaulting Member has defaulted, finance the contribution of such Defaulted Amount on behalf of the Defaulting Member. Each Defaulted Amount that is so financed by the Non-Defaulting Member shall constitute a loan from the Non-Defaulting Member to the Defaulting Member secured by the Interest of the Defaulting Member and shall bear interest for the period for which such Defaulted Amount remains due, owing and unpaid at the Default Rate (which rate shall be determined on the date on which the Non-Defaulting Member shall disburse the applicable Defaulted Amount and shall be reset on a monthly basis for as long as such Defaulted Amount (or any part thereof) remains outstanding, with unpaid interest in respect thereof (if any) to be capitalized at the end of each such monthly period). Each Member hereby agrees that in the event it becomes a Defaulting Member, the applicable Defaulted Amount shall constitute a valid loan from the Non-Defaulting Member to it, acknowledges receipt of such loan from the Non-Defaulting Member in the amount of such Defaulted Amount and hereby grants a security interest in its Interest to secure the repayment of such loan. No Defaulting Member shall have any claim of any nature whatsoever, against either the Company or the Non-Defaulting Member by reason of such Defaulting Member's default. The Defaulting Member agrees to repay the principal amount of such loan together with interest at the Default Rate to the Non-Defaulting Member and hereby authorizes the Manager and the Company to apply to the payment of such principal and interest all distributions that would otherwise be made to the Defaulting Member until such loan is paid in full by the Defaulting Member or from such distributions.

        (d)   If the Non-Defaulting Member does not elect to finance the contribution of the Defaulting Member as contemplated by Section 3.2(c), the failure of the Defaulting Member to contribute its Proportional Amount shall constitute a Termination Event, effective as of the end of the ten (10) day period referred to in the first sentence of Section 3.2(c), and the Company shall be dissolved and liquidated as provided in Section 11.2(c), provided that, if the Reserves as of the date of the Termination Event are not sufficient to pay and provide for the obligations of the Company as provided in Section 11.2(b) and a Defaulting Member does not make an Additional Capital Contribution as contemplated by Section 3.2(b)(v), the Non-Defaulting Member shall be deemed to have made a loan to the Defaulting Member in accordance with Section 3.2(c) in the amount required by Section 3.2(b)(v), which loan shall be secured by a mortgage on the Aircraft distributed to the Defaulting Member subordinate only to the mortgage securing any financing obtained pursuant to Section 11.2(b).

        (e)   Each Member hereby undertakes and covenants that, in the event it becomes a Defaulting Member, it will, at the request of the Manager, do all such things and execute all such documents as shall be necessary or desirable to repay any loan made in respect of the applicable Defaulted Amount as soon as possible or to secure the advances made by the Non-Defaulting Member or Members (as the case may be) pursuant to Section 3.2(c) in respect of such Defaulted Amount. Each Non-Defaulting Member shall be the true and lawful attorney-in-fact of the Defaulting Member to perform all acts and execute all instruments necessary to perfect the security interest in the Defaulting Member's Interest authorized by Section 3.2(c) and the mortgage in its Aircraft authorized by Section 3.2(d). The foregoing power of attorney (and any other powers of attorney granted herein) is a special power of attorney coupled with an interest, is irrevocable and shall survive the assignment by a Member of the Membership Interest and the death or dissolution of such Member

        Section 3.3    No Right to Withdraw or Increase Capital Contribution.    A Member shall not be entitled to receive any distributions from the Company except as provided in Article IV and shall not be entitled to withdraw all or any portion of its Capital Contribution or to receive interest on its Capital Contribution. A Member shall not be entitled to make any loan or Capital Contribution to the Company other than as expressly provided herein. No loan made to the Company by any Member shall constitute a Capital Contribution to the Company for any purpose.

ARTICLE IV

DISTRIBUTIONS

        Section 4.1    In General.    Except as expressly provided herein, Net Cash Flow of the Company shall be distributed by the Company to all Members ratably according to their respective Membership Interests from time to time, but not less often than monthly on the tenth day in each calendar month (or the next succeeding Business Day, if the tenth day is not a Business Day), provided, however, that as long as any amounts or principal or interest are outstanding and unpaid under a loan made by the Non-Defaulting Member to the Defaulting Member pursuant to Section 3.2(c), the portion of any such distribution that would have been made to the Defaulting Member shall be distributed to the Non-Defaulting Member in payment of the amounts due under such loan until all such amounts of principal and interest have been paid in full.

        Section 4.2    Limitations on Distributions.    Notwithstanding anything to the contrary provided herein, no distribution hereunder shall be permitted to the extent prohibited by Section 18-607 of the Act. In addition, any payment received by the Company that, pursuant to the terms of any Operative Agreement relating to an Aircraft, is required to be paid to a particular Member shall be paid to such Member as so required.

        Section 4.3    Withholding.    All amounts withheld pursuant to the Code or any provision of any state or local law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article IV for all purposes of this Agreement. The Manager is authorized to withhold from distributions or, with respect to allocations, to the Members and to pay over to any federal, state or local government any amount required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

ARTICLE V

BOOKS, RECORDS AND ACCOUNTING

        Section 5.1    Books and Records.    The Manager shall maintain complete and accurate books and records of the Company's business and affairs in accordance with generally accepted accounting principles, consistently applied and in which shall be entered fully and accurately all transactions and other matters relative to the Company's business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character. The books and records shall be maintained at the principal place of business of the Company and shall be accessible to the Members in accordance with the Act. The books and records of the Company shall be maintained separately from those of any other Person. Upon written request by any Member, the Manager shall provide to the requesting Member without charge (a) copies of this Agreement and the certificate of formation of the Company and all amendments or restatements thereto or thereof, (b) copies of the Company's federal, state and local income tax returns, and (c) such other information regarding the Company as such Member may reasonably request

        Section 5.2    Fiscal Year; Accounting.    The fiscal year of the Company shall begin on January 1 and end on December 31 of each year. The fiscal year in which the Company shall terminate shall end on the Termination Date of the Company. The Company books and records shall be kept on the accrual method of accounting; all methods of accounting, elections and the treatment of particular transactions shall be consistent with the methods of accounting, elections and treatments employed for federal income tax purposes.

        Section 5.3    Reports.    The Company shall provide to the Members unaudited reports concerning the financial condition and results of operation of the Company (a) within thirty (30) days after the end of each calendar quarter, other than the final quarter of the fiscal year, and (b) within sixty (60) days after the end of each fiscal year. The Manager shall distribute to the Members all reports received from the Lessee pursuant to the Leases.

        Section 5.4    Tax Information.    Within sixty (60) days after the end of each fiscal year of the Company, the Company will furnish to the Members and Persons who were Members during the fiscal year all information concerning the Company necessary to enable such Member to prepare such Member's federal and state income tax returns for such fiscal year, including a statement indicating such Member's share of Net Income or Net Loss, deductions and credits for such fiscal year for federal and state income tax purposes, and the amount of any distributions made to or for the account of such Member during such fiscal year pursuant to this Agreement

        Section 5.5    Company Funds.    The funds of the Company, including any Reserves established by the Manager pursuant to Section 6.4, shall be deposited in such Permitted Institution account or accounts, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the Manager. The Manager shall maintain a separate account for all Security Amounts consisting of cash or investment securities and shall withdraw amounts from such separate account only in accordance with the Leases. All withdrawals from any such bank accounts shall be made only upon approval of the Manager or by individuals duly appointed by the Manager.

ARTICLE VI

MANAGEMENT AND CONTROL

        Section 6.1    Management.    (a) The business and affairs of the Company and its Subsidiaries shall be managed by or under the authority of the Manager. The initial Manager shall be Oasis. Subject to the terms of this Agreement, including the separateness covenants set forth in Section 2.7, the Manager shall have all the rights and powers of a manager as provided in the Act and as otherwise provided by law, and any action taken by the Manager in the manner provided for in this Agreement shall constitute the act of and serve to bind the Company. The Manager shall at all times manage the business of the Company and its Subsidiaries in the best interests of the Members as a whole and shall not cause the Company or any of its Subsidiaries to breach any of its obligations under any Operative Document to which the Company or any of its Subsidiaries is a party. The initial Manager shall hold office until its removal pursuant to this Article VI. A Majority Interest shall elect or designate any subsequent Manager of the Company.

        (b)   The Manager shall have the power, rights and authority as set forth in this Agreement. The Manager shall not have any power, right or authority to take any action requiring Member approval as set forth in Section 7.3(b) in the absence of the requisite Member approval.

        (c)   In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, and except as limited, restricted or prohibited by the express provisions of this Agreement, the Manager shall have and may exercise on behalf of the Company, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Company. Except as limited, restricted or prohibited by the express provisions of this Agreement, including, without limitation, Sections 2.3, 2.7, and 7.3, such powers shall include, without limitation, the power to:

            (i)  expend Company funds in connection with the operation of the Company's business or otherwise pursuant to this Agreement;

           (ii)  employ and dismiss from employment any and all agents, independent contractors, attorneys and accountants;

          (iii)  prosecute, settle or compromise all claims against third parties, compromise, settle or accept judgment on claims against the Company and execute all documents and make all representations, admissions and waivers in connection therewith;

          (iv)  hold, receive, mortgage, pledge, lease, transfer, exchange, otherwise dispose of, grant options with respect to, and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all property of whatever nature held or owned by, or licensed to, the Company;

           (v)  have and maintain one or more offices within or without the State of Delaware;

          (vi)  maintain such insurance relating to the business of the Company, and upon such terms, as the Manager deems appropriate; and

         (vii)  enter into, execute, make, amend, supplement, acknowledge, deliver and perform any and all contracts, agreements, licenses, and other instruments, undertakings and understandings that the Manager determines are necessary, appropriate or incidental to carrying out the business of the Company, provided, that any such agreement between the Company and an Affiliate of a Member shall be approved by the Member or Members who are not Affiliates of such Member or such Affiliate

        (d)   The Manager shall be responsible for the management and oversight of the technical and maintenance aspects of the Aircraft and for marketing of the Aircraft for sale or lease, but only to the extent directed by a Majority Interest.

        (e)   The Members hereby authorize the Manager to exercise all voting and other rights of the Company in and with respect to any Subsidiary, subject to the requirement of Section 7.3(b) that certain actions involving the Subsidiaries be approved by the Members.

        Section 6.2    Resignation; Removal.    (a) The Manager may resign at any time by giving written notice to all of the Members, to be effective on the date specified in such notice, which shall be at least thirty (30) days after such notice is given, provided that the Manager shall continue to serve as Manager until a successor Manager has been designated.

        (b)   Notwithstanding anything herein to the contrary, if a Manager Removal Condition has occurred, the Manager may be removed by the affirmative vote of Members who are not Affiliates of the Manager holding more than fifty percent (50%) of the Membership Interests of such Members, provided that, if the Manager disputes whether a Manager Removal Condition has occurred, the Manager may be removed pursuant to this Section 6.2(b) only if it is determined pursuant to an Arbitration Proceeding that such Manager Removal Condition has occurred, provided further that prior to such removal a successor Manager has been designated.

        (c)   Any successor Manager shall be engaged principally in the aircraft leasing, aircraft engine leasing or aircraft financing business. If any successor Manager is proposed by a Member, the approval of the other Members not to be unreasonably withheld or delayed shall be required as a condition of the appointment of such successor as the new Manager. Any disagreement as to the approval of a proposed successor Manager shall be a Company Dispute.

        Section 6.3    Compensation and Expenses.    (a) So long as Oasis is the Manager, the Manager shall not be entitled to compensation for any services rendered by the Manager for or on behalf of the Company. Any successor Manager that is not an Affiliate of Oasis or Willis may receive compensation on terms and conditions to be agreed with such successor Manager, with the approval of all of the Members.

        (b)   The Manager shall be reimbursed by the Company for all reasonable out-of-pocket expenses incurred by it on behalf of the Company in the performance of its obligations under this Agreement, up to the maximum amount authorized by the Members during any fiscal year of the Company. Reimbursement of any out-of-pocket expense in excess of such maximum amount shall be subject to approval by a Majority Interest. Such reimbursements shall constitute Operating Expenses of the Company.

        Section 6.4    Expenses; Reserves.    (a) The Manager shall be authorized to incur Operating Expenses on behalf of the Company and to be reimbursed for its expenses pursuant to Section 6.3(b) in an aggregate amount up to a maximum amount for each fiscal year to be agreed by the Members at the beginning of each such fiscal year, provided that, in the absence of such agreement, the maximum amount for each fiscal year shall be $30,000. Any Operating Expenses or reimbursable Manager expenses in excess of such maximum amount may be incurred or reimbursed only with the approval of a Majority Interest.

        (b)   The Manager shall establish and maintain, subject to the approval of a Majority Interest, cash reserves ("Reserves") which shall include such amounts as are reasonably determined by the Manager to be adequate and sufficient for costs and expenses incident to the Company's business or the performance of its obligations in respect of the Aircraft, having due regard to the expected receipt of amounts described in clause (a) of the definition of Net Cash Flow, the payments required under the Leases and any proposed remarketing of the Aircraft. The Manager is to withhold as Reserves from the amounts described in clause (a)(i) of the definition of Net Cash Flow such amounts as shall be necessary to pay the Operating Expenses and Remarketing Expenses of the Company, including reimbursement of the Manager's expenses pursuant to Section 6.3(b).

        (c)   The Company shall pay all of its Operating Expenses and Remarketing Expenses out of the Reserves established pursuant to Section 6.4(b) and the amounts described in clause (a) of the definition of Net Cash Flow or, to the extent such amounts are not sufficient, out of Additional Capital Contributions made in accordance with Section 3.2. It is intended that the Members shall share the burden of such expenses in proportion to their Membership Interests, either through pro rata reductions in distributions or through such Additional Capital Contributions.

        Section 6.5    Aircraft.    The Members intend that the Company hold each of the Aircraft until the expiry of the Lease of such Aircraft and that the Company be dissolved and liquidated in accordance with Section 11.2(c) hereof upon the later expiry date of the two Leases. Any sale, lease or other disposition of an Aircraft prior to the later expiry date of the two Leases of such Aircraft shall be subject to approval of all of the Members as provided in Section 7.3(b).

        Section 6.6    No Management by Members; Binding Authority.    Except as otherwise provided herein, no Member shall take part in the management, operation or control of the business and affairs of the Company. Except as expressly delegated by the Manager (to the extent permitted by Section 7.3(c) hereof), no Member (other than a Member that has been appointed as Manager pursuant hereto) shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of the Company. Only the Manager shall have the authority to bind the Company, and no Member in its capacity as such shall have the authority to bind the Company, except that in case any Member is acting as Manager, any other Member shall have authority to bind the Company with respect to agreements between the Company and the Manager.

        Section 6.7    No Liability For Inaction.    If the approval of the Members of the Company is required for any action by the Manager in accordance with this Agreement and/or if the necessary funds are not available to the Company to carry out any proposed action, the Manager shall not be bound to take any such action unless and until it receives the approval of the Members of the Company and/or (as the case may be) the necessary funds are made available, and the Manager shall have no liability to the Company or the Members in such event for any losses, costs, expenses or liabilities which any of them may incur as a consequence of such action not being taken.

ARTICLE VII

MEMBERS MEETINGS; VOTING REQUIREMENTS

        Section 7.1    Meetings of Members.    Meetings of Members for any proper purpose may be called at any time by the Manager or any Member. Except in the case of a meeting described in the first proviso to the first sentence in Section 7.4(a), Members may participate in any meeting through the use of a conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting. The Company shall give written notice of the date, time, place and purpose of any meeting to all Members at least three (3) days and not more than sixty (60) days prior to the date fixed for the meeting. Notice may be waived by any Member.

        Section 7.2    Consent of Members.    Any action required or permitted to be taken at any meeting of Members may be taken by a written consent without a meeting, without prior notice and without a vote. The written consent shall set forth the action so taken and shall be signed by Members having not less than the minimum Membership Interests that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voting. Prompt notice of the taking of action by written consent shall be given to all Members who did not sign the written consent.

        Section 7.3    Voting.

          (a)    Voting.    Except as required by Section 7.3(b) hereof, a Majority Interest of the Members shall be required for the approval of any action by the Members. A Member may vote its Membership Interest either in person or by written proxy or consent signed by the Member or by its duly authorized attorney-in-fact, provided, that so long as any amounts shall be outstanding under any loan to a Defaulting Member, the Non-Defaulting Member shall have the right to vote the Membership Interest of the Defaulting Member.

          (b)    Actions Requiring Unanimous Approval.    Notwithstanding any other provision of this Agreement, the affirmative vote or written consent of all Members shall be required to approve the following matters:

              (i)  any change in the Certificate or in the capital structure of the Company or any Subsidiary or the issue of further Membership Interests or shares in any such Subsidiary (as the case may be) or the creation of any options or warrants to subscribe for or acquire, or securities convertible into or exercisable or exchangeable for, Membership Interests or shares in any such Subsidiary (as the case may be);

             (ii)  the merger, corporate reorganization or acquisition of the Company or any Subsidiary, or the liquidation, dissolution or winding up of the Company (except as contemplated in Section 11.1) or any Subsidiary in one or more transactions, whether part of a series or not;

            (iii)  any arrangement for any joint venture or partnership or for the acquisition of the whole or substantially the whole of the assets and undertaking of the Company or any Subsidiary or an acquisition by the Company or any Subsidiary of any part of the issued share capital or of the assets and undertaking of another company;

            (iv)  the establishment of any Subsidiary;

             (v)  the institution of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding with respect to the Company or any Subsidiary;

            (vi)  amendments, modifications and waivers of this Agreement;

           (vii)  the borrowing (other than pursuant to the Loan Agreement) of any monies, the issue by the Company or any Subsidiary (other than in respect of Additional Capital Contributions pursuant to Section 3.2) of any debt or equity security (whether secured or unsecured), the creation (other than in respect of Additional Capital Contributions or pursuant to the Loan Agreement) of any mortgage, charge, lien, encumbrance, security interest or other third party right over any of the Company's or any Subsidiary's assets (including, for the avoidance of doubt, the interests of the Company or any Subsidiary in any Aircraft) or the giving by the Company or any Subsidiary of any guarantee or indemnity to or for any third party;

          (viii)  the terms and conditions of the acquisition of the Aircraft pursuant to Section 2.3(b)(i) and the acquisition of any other aircraft or any aircraft engine, the terms and conditions of the Loan and the Loan Agreement;

            (ix)  the amount of the portion of the Initial Capital Contribution described in clause (y) of the first sentence of Section 3.1 and the requirement for any Additional Capital Contribution for which the approval of the Members is required pursuant to Section 3.2(b);

             (x)  the lease, sale, exchange or other disposition of an Aircraft other than as required or permitted by this Agreement or the Operative Documents;

            (xi)  any capital expenditure in respect of an Aircraft that is not required by the Lease of such Aircraft;

           (xii)  except as expressly provided herein, including the requirements of Section 6.1(c)(vii), any transaction involving the Company or any of its Subsidiaries, on the one hand, and any Member, Manager or any of their respective Affiliates, on the other hand, and the payment of any compensation to a successor Manager as permitted by Section 6.3(a);

          (xiii)  the making of any loan or advance to or an equity investment in any Person by the Company or any Subsidiary (provided that a deferral of the payment obligations of any Lessee shall not constitute the making of a loan for purposes of this Section 7.3.(b)(xiii)); and

          (xiv)  the delegation or assignment of all or any part of the rights or obligations of the Manager hereunder.

          (c)    Authority of Manager.    Subject to Article VI hereof and to the requirement for the Members' approval of certain actions pursuant to Section 7.3(a) and (b), the Manager shall be authorized to take all such actions on behalf of the Company or with respect to any Subsidiary as the Manager shall deem necessary or appropriate and for which the approval of the Members pursuant to Section 7.3(a) or (b) is not required.

        Section 7.4    Deadlock.    (a) A "Deadlock" shall exist if (i) the Manager is unable to take an action for which Member approval is required under this Agreement as a result of the willful failure of one or more Members to attend a properly called meeting to consider the approval of such action, or (ii) the required vote of the Members for the approval of any action that must be approved by a Majority Interest or by all of the Members has not been obtained within fifteen (15) days after such action has been submitted to the Members at a properly called meeting of the Members or within fifteen (15) days after the delivery to all Members of a proposed written consent approving such action, provided that the Members and the Manager, who shall attempt to mediate and enable the Members to reach agreement on such action, shall have held at least one face to face meeting during such fifteen (15) day period at which the Members make a good faith effort to reach agreement, provided further, that a Deadlock shall exist without such a meeting taking place, if one or more Members refuses to attend such a meeting convened in accordance with the next sentence. Such meeting shall be held at the time and place agreed to by the Members or, in the absence of such agreement, at a time and place called by the Manager, on at least three (3) days prior written notice. A Deadlock shall cease to exist upon the Members reaching agreement as to the approval or disapproval of the action that is the subject of the Deadlock.

        (b)   If a Deadlock exists, the Manager shall deliver written notice to the Members of the Deadlock and a description of the action that is the subject of the Deadlock. The members agree to cause their chief executive officers to attempt to reach agreement on the approval or disapproval of such action in order to terminate the Deadlock. If they are unable to reach such agreement within twenty (20) days of the delivery of such written notice to all the Members, then within the next ten (10) days after the end of such twenty (20) day period, the Members may elect in writing (i) to treat the Deadlock as a Company Dispute and submit it to arbitration pursuant to Section 13.14 hereof or (ii) to submit the Deadlock to non-binding mediation. If no such election is made pursuant to the preceding sentence, or if no agreement is reached following non-binding mediation, a Termination Event shall be deemed to occur on the first Business Day after the end of the ten (10) day period referred to in the preceding sentence or the completion of such mediation, as applicable.

ARTICLE VIII

LIABILITY AND INDEMNIFICATION

        Section 8.1    Limitation of Liability.    (a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

        (b)   To the extent that at law or in equity, a Member shall have duties (including fiduciary duties) and liabilities to the Company or to another Member, such duties and liabilities are agreed to be restricted by provisions of this Agreement or, if applicable, the Act. Neither the Manager nor any Member shall be liable to the Company for any loss, damage or claim incurred by reason or any act or omission performed or omitted by the Manager or any such Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on the Manager or any such Member by this Agreement.

        (c)   Each Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to the matters the Members reasonably believe are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

        Section 8.2    Indemnification.    Except with respect to a Company Dispute, the Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of the fact that such Person is or was the Manager or a Member (and the Company may so indemnify a Person by reason of the fact that such Person is or was an employee or agent of the Company, or is or was serving at the request of the Company (approved by all of the Members) as a director, trustee, member, manager, officer, employee or agent of a Subsidiary or another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including, without limitation, attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption (a) that the Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or (b) with respect to any criminal action or proceeding, that the Person had reasonable cause to believe that his or her conduct was unlawful. References to serving at the request of the Company shall include, without limitation, any service as a member, manager, officer, employee or agent of the Company or any Subsidiary or other entity in which the Company has an ownership interest. Each Member shall indemnify the other Members and the Company for all losses, liabilities, claims and damages arising out of or attributable to a breach by such Member of any representation or warranty made by it in or pursuant to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, no indemnification shall be provided to any Person for or in connection with (i) actions taken in material violation of this

Agreement, (ii) actions or omissions constituting fraud, willful misconduct or gross negligence in the management of the Company, or (iii) a knowing material violation of law.

        Section 8.3    Expenses.    Expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by a Member or Manager in defending a civil, criminal, administrative or investigative action, suit or proceeding as to which such party may be entitled to indemnification pursuant to Section 8.2 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a written undertaking by or on behalf of the Member or Manager to repay such amount if it shall ultimately be determined that such Member or Manager is not entitled to be indemnified by the Company under this Article VIII or under any other contract or agreement between such Member or Manager and the Company. Such expenses (including reasonable attorneys' fees) incurred by employees or agents of the Company may be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Manager deems appropriate.

        Section 8.4    Not Exclusive.    The indemnification and advancement of expenses provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Members or otherwise, both as to action in such Person's official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Member, Manager, employee or agent and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such a Person.

        Section 8.5    Insurance.    The Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Manager, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as such, whether or not such Person would be entitled to indemnity against such liability under the provisions of this Article VIII.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF MEMBERS

        Section 9.1    Representations and Warranties of Members.    Each Initial Member, as of the date of this Agreement, and each Person that becomes a Member pursuant to Article X, as of the date it becomes a Member, shall be deemed to have represented and warranted to the other Members as follows:

          (a)    Organization, Etc.    Such Member is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to conduct the business in which it is currently engaged and to own or hold under lease its properties and to enter into, and perform its obligations under this Agreement.

          (b)    Corporate Authorization.    Such Member has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by its Organizational Documents) to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

          (c)    No Violation.    The execution and delivery by such Member of this Agreement, the performance by such Member of its obligations hereunder and the consummation by such Member of the transactions contemplated hereby, do not and will not (a) violate any provision of the Organizational Documents of such Member, (b) violate any law applicable to or binding on such Member or (c) violate or constitute any default under, or result in the creation of any Lien (other than as provided for or otherwise permitted in the Operative Documents relating to an Aircraft) upon any assets of the Company, an Aircraft or any Operative Document with respect to an Aircraft under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which such Member is a party or by which such Member or any of its properties is bound.

          (d)    Approvals.    The execution and delivery by such Member of this Agreement, the performance by such Member of its obligations hereunder and the consummation by such Member of the transactions contemplated hereby do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other holder of any debt of such Member and (b) any Government Entity.

          (e)    Valid and Binding Agreement.    This Agreement has been duly authorized, executed and delivered by such Member and, assuming the due authorization, execution and delivery by the other party or parties hereto, constitutes the legal, valid and binding obligations of such Member and is enforceable against such Member in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

          (f)    Investment.    Such Member's beneficial interest in the Company is being acquired by it for its own account, for investment and not with a view to any resale or distribution thereof, except that, subject to the restrictions on transfer set forth in Article X, the disposition by such Member of its beneficial interest in the Company shall at all times be within its control.

          (g)    ERISA.    No part of the funds to be used by such Member to acquire or hold its interests in the Company directly or indirectly constitutes assets of a Plan.

          (h)    Litigation.    There are no pending or, to the actual knowledge of such Member, threatened actions or proceedings against such Member before any court, governmental body, arbitration board, administrative agency or tribunal which, if determined adversely to such Member, would materially adversely affect the ability of such Member to perform its obligations under this Agreement.

          (i)    Securities Laws.    Neither such Member nor any person such Member has authorized to act on its behalf has directly or indirectly offered any beneficial interest in or security relating to the Company for sale to, or solicited any offer to acquire any of the same from, any Person in violation of the Securities Act or applicable state securities Laws. Such Member is not an "investment company" or an "affiliated person of an "investment company," as such terms are defined in the Investment Company Act.

          (j)    Broker's Fees.    No Person acting on behalf of such Member is or will be entitled to any broker's fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

ARTICLE X

TRANSFER OF MEMBERSHIP INTERESTS

        Section 10.1    Assignment.    A Member shall not Transfer its Membership Interest in whole or in part, except as expressly provided in this Agreement. Any purported Transfer of a Membership Interest not in accordance with this Article X shall be void and ineffective and shall not bind, or be recognized by, the Company.

        Section 10.2    Limitations on Assignment.    (a) No Member may Transfer any Membership Interest (or any portion thereof or interest therein), and no Person shall become a Member, unless the other Member shall have given its prior written consent to such Transfer, not to be unreasonably withheld or delayed, and the following conditions shall have been satisfied in respect of such Transfer:

            (i)  The transferee shall have full power, authority and legal right to execute and deliver and to perform the obligations of such Member under this Agreement and shall provide prior to the Transfer reasonably satisfactory evidence of such power and authority to the other Members;

           (ii)  Prior to the Transfer, the transferee shall enter into one or more legal, valid, binding and enforceable agreements effective to confirm that such transferee agrees to be bound by all the terms of, and to undertake all of the obligations arising after such transfer of, the transferring Member contained in this Agreement and in which it makes representations and warranties substantially the same as those contained in Section 9.1 of this Agreement (which shall be true and correct as of the effective date of such Transfer);

          (iii)  Prior to the Transfer, the other Members receive, at the transferring Member's expense, an opinion of counsel, reasonably satisfactory in form and substance to the other Members to the effect that:

             (1)  such Transfer would not cause the Company to be treated as a publicly traded partnership pursuant to Section 7704 of the Code and would not otherwise cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes;

             (2)  such Transfer would not violate any federal, state or foreign securities or "blue sky" laws applicable to the Company or to the Membership Interest to be transferred;

             (3)  such Transfer would not require prior governmental or regulatory consent, which consent has not been theretofore been obtained;

             (4)  such Transfer would not require the giving of notice and opportunity to object to any regulatory authority unless such notice has theretofore been given and the period within which the regulatory authority may object has expired (or the regulatory authority has theretofore stated in writing that it will not object);

             (5)  such transfer would not cause the Company to become an "investment company" or an "affiliated person of or "promoter" or "principal underwriter" for an "investment company," as such terms are defined in the Investment Company Act; and

             (6)  each of the agreements referred to in Section 10.2(a)(ii) and, if applicable, 10.2(a)(iv)(B), is legal, binding and enforceable in accordance with its terms;

          (iv)  The transferee shall be a single Person and shall be either (A) a Permitted Institution or (B) any other Person the obligations of which under this Agreement are guaranteed by a Permitted Institution or by a guarantor consented to by the other Members, in any case pursuant to a written guaranty in form and substance reasonably satisfactory to the other Members;

           (v)  If the transferor is then acting as Manager, it shall resign as Manager effective upon such Transfer and the remaining Member or Members shall appoint a successor Manager; and

          (vi)  The transfer relates to its entire interest as a Member unless otherwise agreed by the non-transferring Member or Members.

        (b)   The transferring Member shall give written notice to the other Members, at least 10 days prior to any such Transfer, specifying the name and address of the proposed transferee, and providing financial statements of the proposed transferee evidencing satisfaction of the requirements described in Section 10.2(a)(iv) (A) or (B) above.

        (c)   Any fees, charges and expenses, including the reasonable legal fees, charges and expenses incurred by the Company and the other Members in connection with any Transfer permitted by this Section 10.2, will be paid for by the transferring Member.

        Section 10.3    New Members.    Upon admission of a Person as a Member, the Membership Interests shall be adjusted accordingly and the Manager shall set forth such adjusted Membership Interests in an amendment to Schedule I hereto.

        Section 10.4    No Pre-Emptive Rights.    Nothing contained in this Article X or elsewhere in this Agreement shall be deemed to grant to any Member a right of first refusal to purchase additional Membership Interests which the Company may, from time to time, propose to issue and sell.

        Section 10.5    Withdrawal and Resignation; Return of Capital Contribution.    Except as otherwise specifically provided herein, no Member shall be entitled to withdraw or resign as a Member. If for any reason a Member shall be deemed to have terminated its capacity as a Member prior to the dissolution of the Company pursuant to Section 11.1, such Member shall not be entitled to receive any part of such Member's Capital Contribution or any other distribution from the Company until the dissolution of the Company pursuant to Section 11.1.

ARTICLE XI

DISSOLUTION AND TERMINATION

        Section 11.1    Dissolution.    (a) The Company shall be dissolved and terminated upon the first to occur of any of the following events:

            (i)  The expiration of the term of the Company;

           (ii)  The occurrence of a Termination Event;

          (iii)  The approval or written consent of all of the Members for the dissolution or winding up of the Company;

          (iv)  Judicial dissolution pursuant to the Act; and

           (v)  Any other event which would give rise to the mandatory dissolution of the Company under the Act.

        (b)   Upon the death, retirement, resignation, expulsion, bankruptcy (as defined in Section 18-304 of the Act) or dissolution of a Member, or the occurrence of any other event which terminates the continued membership of a Member, the Company shall not be dissolved and the Members shall not have the right to require such dissolution except pursuant to Section 11.1 (a) (subject to Section 13.13).

        Section 11.2    Winding up and Distribution of Assets.

          (a)    Winding Up.    If the Company is dissolved, the Manager shall wind up the affairs of the Company.

          (b)    Payment of and Provision for Claims.    Upon the winding up of the Company, the Manager shall pay or make reasonable provision to pay all claims and obligations of the Company, including all costs and expenses of the liquidation and all contingent, conditional, or unmatured claims and obligations that are known to the Manager but for which the identity of the claimant is unknown. If the claims and obligations exceed the Reserves of the Company, the Manager shall request an Additional Capital Contribution as provided in Section 3.2(b)(v) hereof. If there are sufficient Reserves, including the amount of any such Additional Capital Contribution, to pay and provide for such claims and obligations in full, the Manager shall apply and distribute the assets of the Company as provided in Section 11.2(c) hereof. If there are insufficient Reserves to pay and provide for such claims and obligations, the Manager shall be authorized to obtain financing to cover the shortfall in the Reserves, which financing may be secured by a mortgage in both Aircraft but without recourse to the Company. Subject to obtaining such financing, the Manager shall apply and distribute the assets of the Company as provided in Section 11.2(c) hereof.

          (c)    Distribution in Kind.    If the Reserves of the Company, including any Additional Capital Contribution and, if applicable, the proceeds of any financing described in the last sentence of Section 11.2(b), are sufficient to pay or provide for all claims and obligations of the Company, the Company shall pay and provide for such claims and obligations and then shall distribute the Aircraft and the other assets of the Company to the Members in accordance with the following procedures:

            (i)  The Members shall negotiate in good faith to determine the Fair Market Value of each Aircraft as of the proposed date of distribution, but if the Members are unable to reach agreement on the Fair Market Value of each Aircraft within 21 days after the date of the dissolution event described in Section 11.1, the Members shall appoint a mutually satisfactory appraiser to determine the Fair Market Value of each Aircraft. If they fail to appoint a mutually satisfactory appraiser within seven days of the end of such 21 day period, each of them will appoint an appraiser to jointly determine the Fair Market Value of the Aircraft within ten days after the end of such 21-day period. If either of them fails to appoint an appraiser within such ten days, the appraiser appointed by the other Member shall determine the Fair Market Value. If the two appraisers have not jointly determined the Fair Market Value within seven days after they have both been appointed, they shall appoint a third appraiser within ten days after their joint appointment, and the average of the three appraisals of the Fair Market Value shall be conclusive. If the third appraiser is not appointed within the such ten day period, the appointment of the third appraiser shall be made pursuant to Section 13.14 hereof. For purposes of determining the Fair Market Values of the Aircraft, any mortgages encumbering the Aircraft, including the Mortgage, shall be disregarded.

           (ii)  Unless the Members agree as between themselves which Aircraft will be distributed to each Member, the Manager shall determine by lot, in the presence of the Members, which Aircraft is to be distributed to which Member.

          (iii)  If the Fair Market Values of the two Aircraft are not equal, the Member to which the Aircraft with the greater Fair Market Value is to be distributed shall make an Additional Capital Contribution equal to the excess of such Fair Market Value over the average of the Fair Market Values of the two Aircraft.

          (iv)  The Manager shall then cause the Company to distribute the Aircraft to the Members (subject to the mortgages on the Aircraft securing the financing, if any, described in the last sentence of Section 11.2(b)) and to distribute the Additional Capital Contribution, if any, made pursuant to clause (iii) of this Section 11.2(c) to the Member to which the Aircraft with the lower Fair Market Value is to be distributed, provided that, if the other Member fails to make the Additional Capital Contribution required by clause (iii), the provisions of Section 3.2(d) shall apply. Any remaining assets of the Company shall be distributed to the Members in accordance with their Capital Accounts.

          (d)    Distribution of Assets.    If the Reserves of the Company are insufficient to pay or provide for all claims and obligations of the Company, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor, and the assets of the Company shall be distributed as follows:

              (i)  First, to creditors, including Members and the Manager in their capacities as creditors, in the order of priority as provided by law;

             (ii)  Second, to the Members in proportion to their respective remaining positive Capital Account balances, provided, however, that as long as any amounts or principal or interest are outstanding and unpaid under a loan made by the Non-Defaulting Member to the Defaulting Member pursuant to Section 3.2(c), the portion of any such distribution that would have been made to the Defaulting Member shall be distributed to the Non-Defaulting Member in payment of the amounts due under such loan until all such amounts of principal and interest have been paid in full.

        Section 11.3    Claims of the Members.    The Members shall look solely to the Company's assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions the Members shall have no recourse against the Company, any other Member or the Manager.

ARTICLE XII

CAPITAL ACCOUNTS; ALLOCATIONS; CERTAIN TAX MATTERS

        Section 12.1    Capital Accounts.    (a) A Capital Account shall be maintained for each Member. The Capital Account of each Member shall be credited with (i) the amount of any Capital Contribution made in cash by such Member, (ii) the Fair Market Value (net of any liabilities the Company is considered to assume or take subject to under Section 752 of the Code) of any Capital Contribution made in property other than cash by such Member, (iii) allocations to such Member of Net Income pursuant to Section 12.2, and (iii) any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code. A Member's Capital Account shall be debited with (w) the amount of any cash distributed to such Member, (x) the Fair Market Value (net of liabilities that such Member is considered to assume or take subject to under Section 752 of the Code) of any property other than cash distributed to such Member, (y) allocations to such Member of Net Loss pursuant to Section 12.2, and (z) any other item required to be debited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code. Each Member's Capital Account shall be adjusted as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of Company Property at their respective Agreed Values upon the occurrence of any event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i) or (ii).

        (b)   In the event that all or any portion of any Membership Interest is Transferred in accordance with this Agreement, the transferee(s) of such Membership Interest shall succeed to all or the corresponding portion, as the case may be, of the transferor's Capital Account.

        Section 12.2    Book Allocation of Net Income and Net Loss.    (a) Except as otherwise provided in Section 12.2(b) through (f), Net Income and Net Loss shall be allocated to the Members in accordance with their respective Membership Interests.

        (b)   If there is a net decrease in Company Minimum Gain during a Company taxable year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain during such year that is allocable to the disposition of Company Property subject to one or more Nonrecourse Liabilities of the Company (which share of such net decrease shall be determined under Treasury Regulation

Section 1.704-2(g)(2)). It is intended that this Section 12.2(b) shall constitute a "minimum gain chargeback" described in Treasury Regulation Section 1.704-2(f).

        (c)   If there is a net decrease during a taxable year in the Minimum Gain Attributable to a Member Nonrecourse Debt (as determined under Treasury Regulation Section 1.704-2(i)(3)), any Member with a share of Minimum Gain Attributable to such Member Nonrecourse Debt at the beginning of such year shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the portion of such Member's share of the net decrease in Minimum Gain Attributable to such Member Nonrecourse Debt (as determined under Treasury Regulation Section 1.704-2(g)(2)), during such year that is allocable to the disposition of Company Property subject to such debt. It is intended that this Section 12.2(c) shall constitute a "minimum gain chargeback" described in Treasury Regulation Section 1.704-2(i)(4).

        (d)   Items of Company loss, deduction or Section 705(a)(2)(B) Expenditure that are attributable to a Member Nonrecourse Debt ("Member Nonrecourse Deductions") shall be allocated among the Members who bear the Economic Risk of Loss for such Member Nonrecourse Debt. This provision is to be interpreted in a manner consistent with the requirements of Treasury Regulation Section 1.704-2(i)(1).

        (e)   In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible. This provision is intended to be a "qualified income offset" described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and is to be interpreted in a manner consistent therewith.

        (f)    In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable year, each such Member shall be specially allocated items of Company income and gain (consisting of a pro rata portion of each item of Company income and gain) as quickly as possible to eliminate such excess deficit Capital Account balance, provided that an allocation pursuant to this Section 12.2(f) will be made if and only to the extent that such Member would have a deficit Adjusted Capital Account balance in excess of such sum after all other allocations provided for in this Article XII have been tentatively made as if this Section 12.2(f) were not in the Agreement.

        (g)   In the event that any item of Company income, gain, loss, deduction or Section 705(a)(2)(B) Expenditure is allocated pursuant to Section 12.2(b) through (f), subsequent items of Company income, gain, loss, deduction or Section 705(a)(2)(B) Expenditure (as determined for purposes of computing Net Income or Net Loss) shall, to the extent consistent with Sections 12.2(b) through (f), be allocated between the Members so as to eliminate as quickly as possible on a proportionate basis, with respect to each Member, any disparity between (i) the sum of (x) such Member's Capital Account balance and (y) such Member's share of Company Minimum Gain and Minimum Gain Attributable to Member Nonrecourse Debts determined in accordance with Treasury Regulation Section 1.704-2(g) and (i)(5) and (ii) the Capital Account which such Member would have had if all Company Minimum Gain and Minimum Gain Attributable to any Member Nonrecourse Debt had been realized and all allocations of Net Income and Net Loss had been made pursuant to Section 12.2(a) (without giving effect to the reference therein to Section 12.2(b) through (f)).

        (h)   To the extent an adjustment to the adjusted tax basis of any Property pursuant to Code Section 732(d), 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704(b)(2)(iv)(m)(3) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

        Section 12.3    Tax Allocations.    (a) In the event that Members are admitted to the Company pursuant to this Agreement on different dates, the Company items of income, gain, loss, deduction and credit allocated to the Members for each Company taxable year during which Members are so admitted shall be allocated among the Members during such Company taxable year as agreed to by the Members using any convention permitted by Code Section 706 and selected by the Members.

        (b)   In the event that a Member transfers its Interest during a Company taxable year in accordance with Article X, the allocation of Company items of income, gain, loss, deduction and credit allocated to such Member and its transferee for such Company taxable year shall be made between such Member and its transferee in accordance with Code Section 706 using any convention permitted by Code Section 706 and selected by the Members.

        (c)   For purposes of Regulations Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the amount of Company Minimum Gain, shall be allocated in each Company taxable year to the Members in accordance with their respective Membership Interests.

        Section 12.4    Certain Tax Matters.    (a) The Members intend that, to the extent legally permitted, the Company shall be treated as a "partnership" for United States federal, state and local income and franchise tax purposes and agree to take all reasonable actions, including the amendment of this Agreement and the execution of other documents, as may be reasonably required (after consultation between the Members) to enable the Company to qualify for and receive such treatment as a "partnership" for United States federal income tax purposes.

        (b)   Each Member covenants that neither it nor any related person (within the meaning of Treasury Regulation § 1.752-4(b)) shall acquire any interest in any indebtedness secured by any Aircraft, and agrees to indemnify and hold harmless each other Member from and against any increased tax liability incurred as a result of breach of the foregoing covenant.

        Section 12.5    Certain Tax Matters.    (a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, solely for income tax purposes, income, gain, loss and deduction with respect to any property contributed to the capital of the Company (including income, gain, loss and deduction determined with respect to the alternative minimum tax) shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes (including such adjusted basis for alternative minimum tax purposes) and its initial Fair Market Value, including, without limitation, special allocations to a contributing Member that are required under Code Section 704(c) to be made upon distribution of such Property to any of the non-contributing Members.

        (b)   In the event the Agreed Value of any Property is adjusted as a result of a revaluation described in the last sentence of Section 12.1(a) hereof, solely for federal income tax purposes, subsequent allocations of income, gain, loss and deduction with respect to such asset (including income, gain, loss and deduction determined with respect to the alternative minimum tax) shall take account of any variation between the adjusted basis of such asset (including such adjusted basis for alternative minimum tax purposes) and its Agreed Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

        (c)   The Company shall select the "traditional allocation method" under Regulations Section 1.704-3. Except as otherwise provided in this Section 12.5, all items of Company income, gain, loss, deduction and credit will for tax purposes be divided among the Members in the same manner as they share correlative Net Income, Net Loss or Company items of income, gain, loss or deduction, as the case may be, for the Company taxable year. Allocations pursuant to this Section 12.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Loss or other items or distributions pursuant to any provision of this Agreement.

        Section 12.6    Tax Matters Member, Tax Reporting and Tax Elections.    (a) Willis shall be the "tax matters partner" of the Company for purposes of Code Section 6231 (the "Tax Matters Member"). It shall be authorized to perform the following:

            (i)  Prepare and file or supervise the preparation and filing of the Company's federal and state partnership income tax returns.

           (ii)  Furnish or cause to be furnished to the other Members, within sixty (60) days after the close of the taxable year of the Company, all tax information with respect to the Company as may be required by the other Members for the preparation of any separate tax return which they may be required to file.

          (iii)  Furnish the name, address, profits interest and taxpayer identification number of each Member to the Internal Revenue Service and take such action as may be reasonably necessary to constitute every Member as a "notice partner" as that term is defined in Code Section 6231.

          (iv)  Fully and timely inform each Member of any administrative proceedings relating to the Company, including without limitation, providing every Member with the time and place of all phases of administrative proceedings as well as copies of all correspondence from and to any taxing authority within ten (10) business days of receipt or dispatch.

           (v)  Notify each Member, in writing, of any settlement agreements to be entered into by the Tax Matters Member with any taxing authority, on behalf of Company, at least forty-five (45) days prior to signing such settlement agreement.

          (vi)  Refuse to extend the statute of limitations with respect to tax items of the Company without the unanimous written consent of the Members.

         (vii)  Elect the accrual method of accounting for the Company and make any other tax elections on behalf of the Company as the Tax Matters Member deems necessary and advisable.

        (b)   Nothing in this Section shall limit the ability of any Member to take any action in their individual capacity relating to administrative proceedings of Company matters that is left to the determination of any individual Member under the Code or under any similar state or local provision.

        (c)   The Tax Matters Member will be entitled to reimbursement from the Company for all reasonable costs and expenses incurred by it in complying with and carrying out its responsibilities as Tax Matters Member.

ARTICLE XIII

MISCELLANEOUS

        Section 13.1    Governing Law; Submission to Jurisdiction.    THIS AGREEMENT AND ANY CONTROVERSIES, CLAIMS OR ARBITRATION HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAW RULES. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York in the City of New York and of the United States for the Southern District of New York, in connection with any legal action, suit or proceeding with respect to any matter relating to or arising out of or in connection with this Agreement.

        Section 13.2    Binding Effect.    Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

        Section 13.3    Enforceability.    If any provision of this Agreement, or the application of the provision to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of that provision to Persons or circumstances other than those with respect to which it is held invalid, shall not be affected thereby. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment..

        Section 13.4    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        Section 13.5    Notices.    Any notices permitted or required under this Agreement shall be in writing and shall be deemed to have been given when delivered in person or by courier or transmitted by facsimile, receipt confirmed by telephone or electronic means, or three (3) days after being deposited in the United States mail, postage prepaid, and addressed, if to the Company, at its principal place of business, if to any Member, at its address set forth under its signature to this Agreement (or, in any such case, to such other address as any such person shall have given notice hereunder to the others).

        Section 13.6    Entire Agreement; Amendment.    This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes all prior understandings or agreements between the parties with respect to such matters. This Agreement may only be amended, modified or waived by written agreement approved by all Members.

        Section 13.7    Further Assurances.    The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the content of the Company's business and/or to the acquisition, or holding of the property of the Company.

        Section 13.8    Third Parties.    Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Member or the Company or the Lender, so long as any Loan with respect to any Aircraft shall be outstanding, any legal or beneficial or other equitable right, remedy or claim under or in respect of this Agreement, any covenant, condition, provision or agreement contained herein or the property of Company. The Lender is an express third party beneficiary of this Agreement.

        Section 13.9    Facsimile Signatures.    The facsimile signature of any Member may be used at all times and for all purposes in place of an original signature.

        Section 13.10    Reliance upon Books, Reports and Records.    Unless it has knowledge concerning the matter in question which makes his reliance unwarranted, the Manager and each Member shall, in the performance of its respective duties hereunder, be entitled to rely on information, opinions, reports or statements, including, without limitation, financial statements and other financial data, if prepared or presented by one or more employees of the Company or by legal counsel, accountants or other Persons as to matters the Manager or such Member reasonably believes to be within such Person's professional or expert competence.

        Section 13.11    Time Periods.    In applying any provision of this Agreement which requires that an act be done in or not done in a specified number of days prior to an event or that an act be done during a period of a specified number of days, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

        Section 13.12    Waiver.    No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Member or Manager against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach. No failure by the Manager or any Member to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

        Section 13.13    No Proceedings.    Each Member hereby agrees that it will not (i) seek, approve or consent to the dissolution or winding up of the Company or (ii) institute against the Company, or join any other Person in instituting against the Company, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding.

        Section 13.14    Arbitration.    Any Company Dispute, including a Company Dispute referred to in Section 6.2 shall be settled exclusively and finally by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA Rules"). The arbitration shall be conducted in New York, New York, or in such other city as the parties to the dispute may designate by mutual consent. The arbitral tribunal shall consist of three arbitrators (or such lesser number as may be agreed upon by the parties) selected according to the procedure set forth in the AAA Rules. Judgement upon the tribunal's award may be entered in any court having jurisdiction thereof. The fees and expenses of the arbitral tribunal in connection with such arbitration shall be allocated to the parties to such arbitration on a basis determined by the arbitrators to be fair taking account of the reasonableness of the positions asserted by such parties with respect to the matters subject to such arbitration. Any Member may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that Member pending the establishment of the arbitral tribunal or pending the arbitral tribunal's determination of the merits of the controversy.

[Remainder of this page is blank.]

        IN WITNESS WHEREOF, the undersigned Members have executed this Agreement as of the date first set forth above.

OASIS INTERNATIONAL LEASING (USA), INC.
By:	/s/ JOEL R. HUSSEY
Name: Joel R. Hussey Title: President Address: 16275 NE 85th Street Suite A Redmond, Washington 98052 Attention: President Telephone: 425-558-9055 Fax: 425-558-9045
WILLIS LEASE FINANCE CORP.
By:	/s/ DONALD A. NUNEMAKER

Name: Donald A. Nunemaker
Title: Executive Vice President and Chief Operating Officer
Address: 2320 Marinship Way
Suite 300
Sausalito, California 94965
Attention: General Counsel
Telephone: 415-332-1377
Fax: 415-955-3415

EXECUTION VERSION

SCHEDULE I

MEMBERS

NAME	MEMBERSHIP INTEREST	CAPITAL CONTRIBUTION
Oasis International Leasing (USA), Inc.	50%	$100
Willis Lease Finance Corp.	50%	$100

EXECUTION VERSION

SCHEDULE II

AIRCRAFT

Airframe Model	Reg. No.	Mfgr. Serial No.	Engine Model	Engine Serial Nos.
Airbus A340-313	A6-ERS	139	CFM46-5C4	741420, 741439, 741704, 741857 (1)
Airbus A340-313	A6-ERT	149	CFM56-5C4	741475, 741477, 741624, 741701 (2)

(1)
The Schedule to Lease lists the following Engine serial numbers, 74147, 741441, 741625 and 741857, but the serial numbers listed above are those on the Acceptance Certificate.

(2)
The Schedule to Lease lists the following Engine serial numbers, 741477, 741624, 741701 and 741704, but the serial numbers listed above are those on the Acceptance Certificate.

LEASES

Mfg Serial No.	Lease Agreement
149
Aircraft Lease Agreement No. L7, dated as of October 1, 2003, between Boeing Aircraft Holding Company and Emirates, relating to one Airbus A340-313 aircraft (MSN 149) and four CFM International Model CFM56-5C4 engines
139
Aircraft Lease Agreement No. L8, dated as of October 1, 2003, between Boeing Aircraft Holding Company and Emirates, relating to one Airbus A340-313 aircraft (MSN 139) and four CFM International Model CFM56-5C4 engines

EXECUTION VERSION

ANNEX T

TAX RELATED DEFINITIONS

        For purposes of this Agreement, the following terms shall have the following meanings:

        "Adjusted Capital Account" of a Member, as of the end of any fiscal year of the Company, shall mean the Capital Account maintained for such Member, as of the end of such fiscal year, (a) increased by any amounts that such Member is treated as obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 12.2(b) or (c)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

        "Capital Account" shall mean the capital account of a Member in the Company, calculated as set forth in Section 12.1(a).

        "Capital Contribution" means the total amount of cash and the Fair Market Value of property (other than cash) contributed to the Company or of services rendered to the Company, by a Member, in each case to the extent made in accordance with Article III or otherwise approved as a Capital Contribution by the Members.

        "Code" means the United States Internal Revenue Code of 1986, as amended. All references in this Agreement to any Section of the Code shall be deemed to refer to such Section as now or hereafter in effect, or any successor thereto.

        "Company Minimum Gain" means, with respect to each Nonrecourse Liability of the Company, the amount of gain (of whatever character) that would be realized by the Company if it disposed of the Company Property subject to such liability in a taxable transaction in full satisfaction of such liability (and for no other consideration), and by then aggregating the amounts so computed. It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulation Section 1.704-2(d), including without limitation the requirement that if the book value of property (as determined for purposes of computing Net Income and Net Loss) subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such book value.

        "Economic Risk of Loss" with respect to any liability of the Company means the economic risk of loss borne by a Member or a related person with respect to such liability as determined under Treasury Regulation Section 1.752-2 (without regard to whether that Section otherwise would apply to such liability).

        "Member Nonrecourse Debt" means any Nonrecourse Debt of the Company for which any Member (or a related person) bears the Economic Risk of Loss.

        "Minimum Gain Attributable" to a Member Nonrecourse Debt, with respect to any Member Nonrecourse Debt, shall have the meaning ascribed to such term for purposes of Treasury Regulation Section 1.704-2(i)(5).

        "Net Income or Net Loss" shall mean, for any taxable year of the Company, the taxable income or loss, respectively, of the Company for federal income tax purposes, except that (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing taxable income or loss shall be added to such taxable income or subtracted from such loss, (ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account under this definition (any such expenditures being referred to for purposes of the Agreement as "Section 705(a)(2)(B) Expenditures") shall be subtracted from such taxable income or added to such loss, (iii) any amount of gain or loss that would have been recognized by the Company if property distributed by the Company to the Members had instead been sold in a taxable disposition for its Fair Market Value at the time of distribution shall be taken into account, and (iv) items of income, gain, loss, and deduction (including depreciation, cost recovery, and amortization deductions) relating to property contributed to the Company by a Member (or revalued pursuant to the last sentence of Section 12.1(a)) shall be computed as if the adjusted tax basis of the property to the Company at the time of contribution (or the event requiring revaluation) were equal to its Fair Market Value on that date and the depreciation, cost recovery or amortization deduction with respect to such property for any Financial Year shall be an amount which bears the same ratio to the actual federal income tax deduction for such year as the Fair Market Value at the time of contribution (or the event requiring revaluation) bears to the adjusted tax basis at such time (provided, however, that if any such property has an adjusted tax basis of zero at the time of such contribution (or the event requiring revaluation), depreciation, cost recovery or amortization with respect to such property shall be determined by reference to such Fair Market Value under any reasonable method selected by the Manager). Except as otherwise provided in the regulations issued under Section 704(b) of the Code, such amounts shall be computed without regard to any basis adjustment for federal income tax purposes under Sections 732, 734 and 743 of the Code resulting from an election under Section 754 of the Code.

        "Nonrecourse Debt" means any Company liability that is considered to be nonrecourse for purposes of Treasury Regulation Section 1.1001-2 (without regard to whether such liability is a recourse liability under Treasury Regulation Section 1.752-1), and any Company liability for which the creditor's right to repayment is limited to one or more assets of the Company (within the meaning of Treasury Regulation Section 1.752-1).

        "Nonrecourse Liability" means any Company liability (or portion thereof) for which no Member (or related person) bears the Economic Risk of Loss.

        "Section 705(a)(2)(B) Expenditure" shall have the meaning ascribed to that term in the definition of "Net Income or Net Loss."

        "Treasury Regulations" shall mean the regulations promulgated under the Code by the United States Department of the Treasury. All references in this Agreement to any Section of the Treasury Regulations shall be deemed to refer to such Section as now or hereafter in effect, or any successor thereto.

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LIMITED LIABILITY COMPANY AGREEMENT OF WOLF A340 LLC a Delaware limited liability company Dated as of December 8, 2005
TABLE OF CONTENTS
  EXECUTION VERSION
LIMITED LIABILITY COMPANY AGREEMENT OF WOLF A340 LLC
ARTICLE I DEFINITIONS
ARTICLE II FORMATION AND GENERAL PROVISIONS
ARTICLE III CAPITAL CONTRIBUTIONS
ARTICLE IV DISTRIBUTIONS
ARTICLE V BOOKS, RECORDS AND ACCOUNTING
ARTICLE VI MANAGEMENT AND CONTROL
ARTICLE VII MEMBERS MEETINGS; VOTING REQUIREMENTS
ARTICLE VIII LIABILITY AND INDEMNIFICATION
ARTICLE IX REPRESENTATIONS AND WARRANTIES OF MEMBERS
ARTICLE X TRANSFER OF MEMBERSHIP INTERESTS
ARTICLE XI DISSOLUTION AND TERMINATION
ARTICLE XII CAPITAL ACCOUNTS; ALLOCATIONS; CERTAIN TAX MATTERS
ARTICLE XIII MISCELLANEOUS
  EXECUTION VERSION
SCHEDULE I MEMBERS
  EXECUTION VERSION
SCHEDULE II AIRCRAFT
LEASES
ANNEX T TAX RELATED DEFINITIONS